EXHIBIT 3(j)

              Articles of Incorporation of CRIIMI MAE Services, Inc.
                          as a Maryland Close Corporation








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                             Articles of Incorporation
                                       of
                            CRIIMI MAE Services, Inc.
                                      as a
                           Maryland Close Corporation


FIRST:    The undersigned, James B. Halpern, whose post office address is 1050
Connecticut Ave., N.W., Washington, DC 20036-5339, being at least eighteen (18) years of age, does hereby form a corporation under the General Corporation Law of the State of Maryland.


SECOND:   The name of the Corporation (hereinafter the Corporation) is:

                            CRIIMI MAE Services, Inc.

THIRD:    The corporation shall be a close corporation as authorized by Title  4 of the Corporations and Associations Article of the Annotated Code of Maryland.

FOURTH:   The purposes for  which the  Corporation is organized  are to  provide loan origination, servicing and advisory services and any and all lawful acts or activities.

FIFTH: The address of the initial resident office of the Corporation in the State of Maryland is 11200 Rockville Pike, Rockville, Maryland 20852. The name of the Corporation's resident agent at such address is CRICO Services Corporation, Inc. Said resident agent is a Maryland corporation.

SIXTH:    The address of the principal office of the Corporation in the State of
Maryland is 11200 Rockville Pike, Rockville, Maryland  20852.

SEVENTH: The number of directors of the Corporation shall be fixed pursuant to the Bylaws of the Corporation and the General Corporation Law of the State of Maryland, but shall be at least one. The names of the persons who are to serve as the initial directors until the first annual meeting of the stockholders and until their successors have been duly elected and shall qualify are:

                               William B. Dockser
                              H. William Willoughby

EIGHTH:   The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class of capital stock are as follows:

     (A) General. The total number of shares of stock which the Corporation has authority to issue is One Thousand (1,000) shares of common stock, One Dollar ($1.00) par value per share, consisting of Fifty (50) shares of Class A common stock ("Class A Stock") and Nine Hundred Fifty (950) shares of Class B common stock ("Class B Stock", and togeth er with Class A stock, the "Common Stock").

     (B)  Equivalent Rights.   Except  as set  forth herein,  all shares of  the
Class A Stock and Class B Stock shall have identical powers, preferences, rights, qualifications, limitations and restrictions.

     (C) Dividends. The holders of shares of the Class A Stock and Class B Stock shall be entitled to receive dividends out of funds legally available therefor, in an amount equal to 5% of such funds and 95% of such funds, respectively.

     (D) Voting. The holders of the Class A Stock shall be entitled to one vote in person or by proxy for each share of stock held. The holders of Class B Stock shall have no right to vote on any matter submitted to the stockholders for consideration, except as required under the Maryland General Corporation Law, as amended from time to time. No action may be taken by the stockholders of the Corporation without the favorable vote of the holders of a majority of the outstanding Class A Stock.

     (E) Dissolution, etc. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, and after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Class A Stock and Class B Stock shall be entitled to receive 5% and 95%, respectively, of the remaining net assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, or any sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

NINTH:    The  provisions  for the  regulation of  the  internal affairs  of the
Corporation shall be stated in the Bylaws of the Corporation, as amended from time to time.

TENTH: A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for money damages, except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. If the General Corporation Law of the State of Maryland is subsequently amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Maryland.

ELEVENTH: The Corporation shall indemnify each of the directors and officers of the Corporation and may indemnify any individual who may be indemnified to the fullest extent permitted by Section 2-418 of the General Corporation Law of the State of Maryland, as it may be amended from time to time (hereinafter Section 2-418), in each and every situation where, under Section 2-418, the Corporation is permitted or empowered, to make such indemnification. The Corporation shall promptly make or cause to be made any determination which Section 2-418 requires. Any repeal or modification of the foregoing provisions of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director of this Corporation existing at the time of such repeal or modification.

I   have  signed  these  Articles   of  Incorporation  on   February  15,  1995,
acknowledging them to be my act and that the matters and facts set forth herein are true in all material respects.



                         By:  /s/ James B. Halpern
                              --------------------
                              James B. Halpern